NEWS RELEASE
July 24, 2025

FOR IMMEDIATE RELEASE	CONTACT: Randall M. Chesler, CEO
(406) 751-4722
Ron J. Copher, CFO
(406) 751-7706

GLACIER BANCORP, INC. ANNOUNCES
RESULTS FOR THE QUARTER AND PERIOD ENDED JUNE 30, 2025

2nd Quarter 2025 Highlights:
•Including the $19.9 million expenses related to the current quarter acquisition, diluted earnings per share for the current quarter was $0.45 per share, a decrease of 6 percent from the prior quarter diluted earnings per share of $0.48 per share and an increase of 15 percent from the prior year second quarter diluted earnings per share of $0.39 per share.
•Net income was $52.8 million for the current quarter, a decrease of $1.8 million, or 3 percent, from the prior quarter net income of $54.6 million and an increase of $8.1 million, or 18 percent, from the prior year second quarter net income of $44.7 million.
•Net interest income was $208 million for the current quarter, an increase of $17.6 million, or 9 percent, from the prior quarter net interest income of $190 million and an increase of $41.1 million, or 25 percent, from the prior year second quarter net interest income of $166 million.
•The loan portfolio of $18.533 billion increased $1.314 billion, or 8 percent, during the current quarter and organically increased $239 million, or 6 percent annualized, during the current quarter.
•Total deposits of $21.629 billion at June 30, 2025 increased $994 million, or 5 percent, from the prior quarter.
•Non-interest bearing deposits of $6.594 billion increased $493 million, or 8 percent, from the prior quarter and organically increased $222 million, or 4 percent, from the prior quarter.
•Total deposits and repurchase agreements organically increased $43 million, or 1 percent annualized, from the prior quarter.
•The net interest margin as a percentage of earning assets, on a tax-equivalent basis, for the current quarter was 3.21 percent, an increase of 17 basis points from the prior quarter net interest margin of 3.04 percent and an increase of 53 basis points from the prior year second quarter net interest margin of 2.68 percent.
•The loan yield of 5.86 percent in the current quarter increased 9 basis points from the prior quarter loan yield of 5.77 percent and increased 28 basis points from the prior year second quarter loan yield of 5.58 percent.

•The total earning asset yield of 4.73 percent in the current quarter increased 12 basis points from the prior quarter earning asset yield of 4.61 percent and increased 36 basis points from the prior year second quarter earning asset yield of 4.37 percent.
•The total cost of funding (including non-interest bearing deposits) of 1.63 percent in the current quarter decreased 5 basis point from the prior quarter total cost of funding of 1.68 percent and decreased 17 basis points form the prior year second quarter total cost of funding of 1.80 percent.
•The Company declared a quarterly dividend of $0.33 per share. The Company has declared 161 consecutive quarterly dividends and has increased the dividend 49 times.
•The Company completed the acquisition of Bank of Idaho Holding Co., the bank holding company for Bank of Idaho (collectively, “BOID”) which had total assets of $1.4 billion as of April 30, 2025. This was the Company’s 26th bank acquisition since 2000 and its 12th transaction in the past 10 years.
•The Company announced the signing of a definitive agreement to acquire Guaranty Bancshares, Inc., the bank holding company for Guaranty Bank & Trust, N.A. (collectively, “Guaranty”) which had total assets of $3.1 billion as of June 30, 2025. This acquisition will expand the Company’s southwest presence and be the first entrance into the state of Texas.

First Half 2025 Highlights
•Diluted earnings per share for the first half of 2025 was $0.93 per share, an increase of 37 percent from the prior year first half diluted earnings per share of $0.68 per share.
•Net income for the first half of 2025 was $107 million, an increase of $30.0 million, or 39 percent, from the prior year first half net income of $77.3 million.
•Net interest income was $398 million for the first half of the current year, an increase of $64.6 million, or 19 percent, from the prior year net interest income of $333 million.
•The loan portfolio increased $1.271 billion, or 7 percent, during the first half of 2025 and organically increased $196 million, or 2 percent, during the first half of 2025.
•Total deposits increased $1.527 billion, or 8 percent, from the prior year second quarter.
•Total deposits and repurchase agreements organically increased $202 million, or 1 percent, from the prior year second quarter.
•The net interest margin as a percentage of earning assets, on a tax-equivalent basis, for the first half of 2025 was 3.12 percent, an increase of 48 basis points from the prior year first half net interest margin of 2.64 percent.
•Dividends declared in the first half of 2025 were $0.66 per share.

Financial Summary

	At or for the Three Months ended			At or for the Six Months ended
(Dollars in thousands, except per share and market data)	Jun 30, 2025	Mar 31, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Operating results
Net income	$52,781	54,568	44,708	107,349	77,335
Basic earnings per share	$0.45	0.48	0.39	0.93	0.68
Diluted earnings per share	$0.45	0.48	0.39	0.93	0.68
Dividends declared per share	$0.33	0.33	0.33	0.66	0.66
Market value per share
Closing	$43.08	44.22	37.32	43.08	37.32
High	$44.70	52.81	40.18	52.81	42.75
Low	$36.76	43.18	34.35	36.76	34.35
Selected ratios and other data
Number of common stock shares outstanding	118,550,475	113,517,944	113,394,092	118,550,475	113,394,092
Average outstanding shares - basic	116,890,776	113,451,199	113,390,539	115,180,489	112,941,341
Average outstanding shares - diluted	116,918,290	113,546,365	113,405,491	115,244,550	112,981,531
Return on average assets (annualized)	0.74%	0.80%	0.66%	0.77%	0.56%
Return on average equity (annualized)	6.13%	6.77%	5.77%	6.44%	5.01%
Efficiency ratio	62.08%	65.49%	67.97%	63.72%	71.17%
Loan to deposit ratio	85.91%	83.64%	84.03%	85.91%	84.03%
Number of full time equivalent employees	3,665	3,457	3,399	3,665	3,399
Number of locations	247	227	231	247	231
Number of ATMs	300	286	286	300	286

KALISPELL, Mont., Jul 24, 2025 (GLOBE NEWSWIRE) - Glacier Bancorp, Inc. (NYSE: GBCI) reported net income of $52.8 million for the current quarter, a decrease of $1.8 million, or 3 percent from the prior quarter net income of $54.6 million and an increase of $8.1 million, or 18 percent, from the $44.7 million of net income for the prior year second quarter. Diluted earnings per share for the current quarter was $0.45 per share, a decrease of 6 percent from the prior quarter diluted earnings per share of $0.48 per share and an increase of 15 percent from the prior year second quarter diluted earnings per share of $0.39. The current quarter included $3.2 million in acquisition-related expenses and $16.7 million of credit loss expense from the acquisition of BOID. “We continue to be very pleased with the long-term positive momentum that we see in the results this quarter. Net interest income continues to grow, net interest margin growth was very strong and disciplined cost control was evident,” said Randy Chesler, President and Chief Executive Officer. “In addition, we had a busy quarter closing the Bank of Idaho transaction and also announcing the expansion of our southwest region with the planned acquisition of Guaranty Bank & Trust in Texas.”

On April 30, 2025, the Company completed the acquisition of BOID, which had 15 branches across eastern Idaho, Boise and eastern Washington. Upon the core system conversion, the BOID operations will join three existing Glacier Bank divisions. The Eastern Idaho operations of Bank of Idaho will join Citizens Community Bank, the Boise operations will join Mountain West Bank and the Eastern Washington operations will join Wheatland Bank. The Company’s results of operations and financial condition include the BOID acquisition beginning on the acquisition date.

The following table discloses the preliminary fair value estimates of select classifications of assets and liabilities acquired:

BOID
(Dollars in thousands)	April 30, 2025
Total assets	$1,369,764
Cash and cash equivalents	26,127
Debt securities	139,974
Loans receivable	1,075,232
Non-interest bearing deposits	271,385
Interest bearing deposits	806,992
Borrowings and subordinated debt	71,932
Core deposit intangible	19,758
Goodwill	75,207

On June 24, 2025, the Company announced the signing of a definitive agreement to acquire Guaranty, a leading community bank headquartered in Mount Pleasant, Texas. As of June 30, 2025, Guaranty had total assets of $3.1 billion, total gross loans of $2.1 billion and total deposits of $2.7 billion. Upon closing of the transaction, Guaranty will operate as a new banking division under the name “Guaranty Bank & Trust, Division of Glacier Bank,” representing the Company’s 18th separate bank division. The acquisition is subject to regulatory approvals, approval of Guaranty’s shareholders and other customary conditions of closing and is expected to be completed in the fourth quarter of 2025.

Asset Summary

					$ Change from
(Dollars in thousands)	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Jun 30, 2024	Mar 31, 2025	Dec 31, 2024	Jun 30, 2024
Cash and cash equivalents	$915,507	981,485	848,408	800,779	(65,978)	67,099	114,728
Debt securities, available-for-sale	4,024,980	4,172,312	4,245,205	4,499,541	(147,332)	(220,225)	(474,561)
Debt securities, held-to-maturity	3,206,133	3,261,575	3,294,847	3,400,403	(55,442)	(88,714)	(194,270)
Total debt securities	7,231,113	7,433,887	7,540,052	7,899,944	(202,774)	(308,939)	(668,831)
Loans receivable
Residential real estate	1,931,554	1,850,079	1,858,929	1,771,528	81,475	72,625	160,026
Commercial real estate	11,935,109	10,952,809	10,963,713	10,713,964	982,300	971,396	1,221,145
Other commercial	3,303,889	3,121,477	3,119,535	3,066,028	182,412	184,354	237,861
Home equity	975,429	920,132	930,994	905,884	55,297	44,435	69,545
Other consumer	386,759	374,021	388,678	394,587	12,738	(1,919)	(7,828)
Loans receivable	18,532,740	17,218,518	17,261,849	16,851,991	1,314,222	1,270,891	1,680,749
Allowance for credit losses	(226,799)	(210,400)	(206,041)	(200,955)	(16,399)	(20,758)	(25,844)
Loans receivable, net	18,305,941	17,008,118	17,055,808	16,651,036	1,297,823	1,250,133	1,654,905
Other assets	2,557,546	2,435,389	2,458,719	2,453,581	122,157	98,827	103,965
Total assets	$29,010,107	27,858,879	27,902,987	27,805,340	1,151,228	1,107,120	1,204,767

The Company continues to maintain a strong cash position of $916 million at June 30, 2025 which was a decrease of $66 million over the prior quarter and an increase of $115 million over the prior year second quarter. Total debt securities of $7.231 billion at June 30, 2025 decreased $203 million, or 3 percent, during the current quarter and decreased $669 million, or 8 percent, from the prior year second quarter. Debt securities represented 25 percent of total assets at June 30, 2025 compared to 27 percent at March 31, 2025 and 28 percent at June 30, 2024.

The loan portfolio of $18.533 billion at June 30, 2025 increased $1.314 billion, or 8 percent, during the current quarter and increased $1.681 billion, or 10 percent, from the prior year second quarter. Excluding the BOID acquisition, the loan portfolio organically increased $239 million, or 6 percent annualized, during the current quarter. Excluding the BOID acquisition, the loan category with the largest dollar increase during the current quarter was commercial real estate which increased $250 million, or 2 percent over the prior quarter. Excluding the BOID acquisition and the Rocky Mountain Bank (“RMB”) acquisition on July 19, 2024, the loan portfolio organically increased $334 million, or 2 percent, since the prior year second quarter. Excluding the acquisitions, the loan category with the largest dollar increase in the last twelve months was commercial real estate which increased $368 million, or 3 percent over the prior quarter.

Credit Quality Summary

	At or for the Six Months ended	At or for the Three Months ended	At or for the Year ended	At or for the Six Months ended
(Dollars in thousands)	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Jun 30, 2024
Allowance for credit losses
Balance at beginning of period	$206,041	206,041	192,757	192,757
Acquisitions	35	—	3	3
Provision for credit losses	24,163	6,154	27,179	14,157
Charge-offs	(7,236)	(3,897)	(18,626)	(8,430)
Recoveries	3,796	2,102	4,728	2,468
Balance at end of period	$226,799	210,400	206,041	200,955
Provision for credit losses
Loan portfolio	$24,163	6,154	27,179	14,157
Unfunded loan commitments	3,918	1,660	1,127	(2,390)
Total provision for credit losses	$28,081	7,814	28,306	11,767
Other real estate owned	$1,737	1,085	1,085	432
Other foreclosed assets	142	68	79	198
Accruing loans 90 days or more past due	11,371	5,289	6,177	4,692
Non-accrual loans	35,356	32,896	20,445	12,686
Total non-performing assets	$48,606	39,338	27,786	18,008
Non-performing assets as a percentage of subsidiary assets	0.17%	0.14%	0.10%	0.06%
Allowance for credit losses as a percentage of non-performing loans	485%	551%	774%	1,116%
Allowance for credit losses as a percentage of total loans	1.22%	1.22%	1.19%	1.19%
Net charge-offs as a percentage of total loans	0.02%	0.01%	0.08%	0.04%
Accruing loans 30-89 days past due	$54,403	46,458	32,228	49,678
U.S. government guarantees included in non-performing assets	$2,651	685	748	1,228

Non-performing assets as a percentage of subsidiary assets at June 30, 2025 was 0.17 percent compared to 0.14 percent in the prior quarter and 0.06 percent in the prior year second quarter. Non-performing assets of $48.6 million at June 30, 2025 increased $9.3 million, or 24 percent, over the prior quarter and increased $30.6 million, or 170 percent, over the prior year second quarter.

Early stage delinquencies (accruing loans 30-89 days past due) as a percentage of loans at June 30, 2025 were 0.28 percent compared to 0.27 percent for the prior quarter end and 0.29 percent for the prior year second quarter. Early stage delinquencies of $54.4 million at June 30, 2025 increased $7.9 million from the prior quarter and decreased $4.7 million from prior year second quarter.

The current quarter provision for credit loss expense of $20.3 million included $14.6 million of credit loss expense on loans and $2.1 million of credit loss expense on unfunded loan commitments from the acquisition of BOID. Excluding the acquisition of BOID, the current quarter credit loss expense was $3.6 million, including $3.4 million of credit loss expense on loans and $159 thousand of credit loss expense on unfunded commitments.

The allowance for credit losses (“ACL”) on loans as a percentage of total loans outstanding was 1.22 percent at June 30, 2025 and March 31, 2025 compared to 1.19 percent at June 30, 2024. Loan portfolio growth, composition, average loan size, credit quality considerations, economic forecasts, actual results, and other environmental factors will continue to determine the level of the provision for credit losses for loans.

Credit Quality Trends and Provision for Credit Losses on the Loan Portfolio

(Dollars in thousands)	Provision for Credit Losses Loans	Net Charge-Offs	ACL as a Percent of Loans	Accruing Loans 30-89 Days Past Due as a Percent of Loans	Non-Performing Assets to Total Subsidiary Assets
Second quarter 2025	$18,009	$1,645	1.22%	0.29%	0.17%
First quarter 2025	6,154	1,795	1.22%	0.27%	0.14%
Fourth quarter 2024	6,041	5,170	1.19%	0.19%	0.10%
Third quarter 2024	6,981	2,766	1.19%	0.33%	0.10%
Second quarter 2024	5,066	2,890	1.19%	0.29%	0.06%
First quarter 2024	9,091	3,072	1.19%	0.37%	0.09%
Fourth quarter 2023	4,181	3,695	1.19%	0.31%	0.09%
Third quarter 2023	5,095	2,209	1.19%	0.09%	0.15%

Net charge-offs for the current quarter were $1.6 million compared to $1.8 million in the prior quarter and $2.9 million for the prior year second quarter. The current quarter net charge-offs included $1.5 million in deposit overdraft net charge-offs and $111 thousand of net loan charge-offs.

Supplemental information regarding credit quality and identification of the Company’s loan portfolio based on the regulatory classification of loans is provided in the exhibits at the end of this press release. The regulatory classification of loans is based primarily on collateral type while the Company’s loan segments presented herein are based on the purpose of the loan.

Liability Summary

					$ Change from
(Dollars in thousands)	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Jun 30, 2024	Mar 31, 2025	Dec 31, 2024	Jun 30, 2024
Deposits
Non-interest bearing deposits	$6,593,728	6,100,548	6,136,709	6,093,430	493,180	457,019	500,298
NOW and DDA accounts	5,747,388	5,676,177	5,543,512	5,219,838	71,211	203,876	527,550
Savings accounts	2,956,387	2,896,378	2,845,124	2,862,034	60,009	111,263	94,353
Money market deposit accounts	3,089,115	2,816,874	2,878,213	2,858,850	272,241	210,902	230,265
Certificate accounts	3,238,576	3,140,333	3,139,821	3,064,613	98,243	98,755	173,963
Core deposits, total	21,625,194	20,630,310	20,543,379	20,098,765	994,884	1,081,815	1,526,429
Wholesale deposits	3,308	3,740	3,615	2,994	(432)	(307)	314
Deposits, total	21,628,502	20,634,050	20,546,994	20,101,759	994,452	1,081,508	1,526,743
Repurchase agreements	1,976,228	1,849,070	1,777,475	1,629,504	127,158	198,753	346,724
Deposits and repurchase agreements, total	23,604,730	22,483,120	22,324,469	21,731,263	1,121,610	1,280,261	1,873,467
Federal Home Loan Bank advances	1,255,088	1,520,000	1,800,000	2,350,000	(264,912)	(544,912)	(1,094,912)
Other borrowed funds	81,771	82,443	83,341	88,149	(672)	(1,570)	(6,378)
Subordinated debentures	157,127	133,145	133,105	133,024	23,982	24,022	24,103
Other liabilities	374,003	352,563	338,218	365,459	21,440	35,785	8,544
Total liabilities	$25,472,719	24,571,271	24,679,133	24,667,895	901,448	793,586	804,824

Total deposits of $21.629 billion at June 30, 2025 increased $994 million, or 5 percent, from the prior quarter and increased $1.527 billion, or 8 percent, from the prior year second quarter. Non-interest bearing deposits of $6.594 billion increased $493 million, or 8 percent, from the prior quarter and organically increased $222 million, or 4 percent, from the prior quarter. Total repurchase agreements of $1.976 billion at June 30, 2025 increased $127 million, or 7 percent, from the prior quarter and increased $347 million, or 21 percent, from the prior year second quarter. Excluding acquisitions, total deposits and repurchase agreements organically increased $43 million, or 1 percent annualized, from the prior quarter and increased $394 million, or 2 percent, from the prior year second quarter. Non-interest bearing deposits represented 30 percent of total deposits at each of June 30, 2025, December 31, 2024 and June 30, 2024.

Subordinated debentures of $157 million, increased $24.0 million, or 18 percent, during the current quarter as a result of the acquisition of BOID. Federal Home Loan Bank (“FHLB”) advances of $1.255 billion decreased $265 million, or 17 percent, from the prior quarter and decreased $1.095 billion, or 47 percent, from the prior year second quarter.

Stockholders’ Equity Summary

					$ Change from
(Dollars in thousands, except per share data)	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Jun 30, 2024	Mar 31, 2025	Dec 31, 2024	Jun 30, 2024
Common equity	$3,776,043	3,550,719	3,533,150	3,492,096	225,324	242,893	283,947
Accumulated other comprehensive loss	(238,655)	(263,111)	(309,296)	(354,651)	24,456	70,641	115,996
Total stockholders’ equity	3,537,388	3,287,608	3,223,854	3,137,445	249,780	313,534	399,943
Goodwill and intangibles, net	(1,191,474)	(1,099,229)	(1,102,500)	(1,066,790)	(92,245)	(88,974)	(124,684)
Tangible stockholders’ equity	$2,345,914	2,188,379	2,121,354	2,070,655	157,535	224,560	275,259

Stockholders’ equity to total assets	12.19%	11.80%	11.55%	11.28%
Tangible stockholders’ equity to total tangible assets	8.43%	8.18%	7.92%	7.74%
Book value per common share	$29.84	28.96	28.43	27.67	0.88	1.41	2.17
Tangible book value per common share	$19.79	19.28	18.71	18.26	0.51	1.08	1.53

Tangible stockholders’ equity of $2.346 billion at June 30, 2025 increased $158 million, or 7 percent, compared to the prior quarter and was primarily due to $205 million of Company stock issued in connection with the acquisition of BOID. The increase was partially offset by the increase in goodwill and core deposits associated with the BOID acquisition. Tangible book value per common share of $19.79 at the current quarter end increased $0.51 per share, or 3 percent, from the prior quarter and increased $1.53 per share, or 8 percent, from the prior year second quarter.

Cash Dividends
On June 24, 2025, the Company’s Board of Directors declared a quarterly cash dividend of $0.33 per share. The dividend was payable July 17, 2025 to shareholders of record on July 8, 2025. The dividend was the Company’s 161st consecutive regular dividend. Future cash dividends will depend on a variety of factors, including net income, capital, asset quality, general economic conditions and regulatory considerations.

Operating Results for Three Months Ended June 30, 2025
Compared to March 31, 2025, and June 30, 2024

Income Summary

	Three Months ended			$ Change from
(Dollars in thousands)	Jun 30, 2025	Mar 31, 2025	Jun 30, 2024	Mar 31, 2025	Jun 30, 2024
Net interest income
Interest income	$308,115	289,925	273,834	18,190	34,281
Interest expense	100,499	99,946	107,356	553	(6,857)
Total net interest income	207,616	189,979	166,478	17,637	41,138
Non-interest income
Service charges and other fees	20,405	18,818	19,422	1,587	983
Miscellaneous loan fees and charges	5,067	4,664	4,821	403	246
Gain on sale of loans	4,273	4,311	4,669	(38)	(396)
Loss on sale of securities	—	—	(12)	—	12
Other income	3,199	4,849	3,304	(1,650)	(105)
Total non-interest income	32,944	32,642	32,204	302	740
Total income	$240,560	222,621	198,682	17,939	41,878
Net interest margin (tax-equivalent)	3.21%	3.04%	2.68%

Net Interest Income
Net interest income of $208 million for the current quarter increased $17.6 million, or 9 percent, from the prior quarter net interest income of $190 million and increased $41.1 million, or 25 percent, from the prior year second quarter net interest income of $166 million. The current quarter interest income of $308 million increased $18.2 million, or 6 percent, over the prior quarter and increased $34.3 million, or 13 percent, over the prior year second quarter, both increases primarily due to the increase in the loan yields and the increase in average balances of the loan portfolio. The loan yield of 5.86 percent in the current quarter increased 9 basis points from the prior quarter loan yield of 5.77 percent and increased 28 basis points from the prior year second quarter loan yield of 5.58 percent.

The current quarter interest expense of $100 million increased $553 thousand or 55 basis points, over the prior quarter and was primarily attributable to an increase in average deposit balances. The current quarter interest expense decreased $6.9 million, or 6 percent, over the prior year second quarter and was primarily the result of lower average wholesale borrowings and a decrease in deposit costs. Core deposit cost (including non-interest bearing deposits) was 1.25 percent for both the current and prior quarters compared to 1.36 percent in the prior year second quarter. The total cost of funding (including non-interest bearing deposits) of 1.63 percent in the current quarter decreased 5 basis points from the prior quarter and decreased 17 basis points from the prior year second quarter.

The net interest margin as a percentage of earning assets, on a tax-equivalent basis, for the current quarter was 3.21 percent, an increase of 17 basis points from the prior quarter net interest margin of 3.04 percent and was primarily driven by an increase in loan yields and a decrease in total cost of funding. The net interest margin as a percentage of earning assets, on a tax-equivalent basis, for the current quarter was an increase of 53 basis points from the prior year second quarter net interest margin of 2.68 percent and was also primarily driven by the increase in loan yields and the decrease in total cost of funding. Core net interest margin excludes the impact from discount accretion and non-accrual interest. Excluding the 3 basis points from discount accretion, the core net interest margin was 3.18 percent in the current quarter compared to 2.99 percent in the prior quarter and 2.63 in the prior year second quarter. “Growth in the loan portfolio at higher yields, along with stable deposit costs and the reduction in higher cost FHLB borrowings contributed to the 17 basis points increase in the current quarter net interest margin,” said Ron Copher, Chief Financial Officer.

Non-interest Income
Non-interest income for the current quarter totaled $32.9 million, which was an increase of $302 thousand, or 1 percent, over the prior quarter and an increase of $740 thousand, or 2 percent, over the prior year second quarter. Service charges and other fees of $20.4 million for the current quarter increased $1.6 million, or 8 percent, compared to the prior quarter and increased $983 thousand, or 5 percent, compared to the prior year second quarter. Gain on the sale of residential loans of $4.3 million for the current quarter decreased $38 thousand, or 88 basis points, compared to the prior quarter and decreased $396 thousand, or 8 percent, from the prior year second quarter. Other income of $3.2 million decreased $1.7 million, or 34 percent, over the prior quarter primarily due to other income of $1.1 million related to bank owned life insurance proceeds in the prior quarter.

Non-interest Expense Summary

	Three Months ended			$ Change from
(Dollars in thousands)	Jun 30, 2025	Mar 31, 2025	Jun 30, 2024	Mar 31, 2025	Jun 30, 2024
Compensation and employee benefits	$94,355	91,443	84,434	2,912	9,921
Occupancy and equipment	12,558	12,294	11,594	264	964
Advertising and promotions	4,394	4,144	4,362	250	32
Data processing	9,883	9,138	9,387	745	496
Other real estate owned and foreclosed assets	26	63	149	(37)	(123)
Regulatory assessments and insurance	5,847	5,534	5,393	313	454
Intangibles amortization	3,624	3,270	3,017	354	607
Other expenses	24,432	25,432	22,616	(1,000)	1,816
Total non-interest expense	$155,119	151,318	140,952	3,801	14,167

Total non-interest expense of $155 million for the current quarter increased $3.8 million, or 3 percent, over the prior quarter and increased $14.2 million, or 10 percent, over the prior year second quarter. Compensation and employee benefits of $94.4 million increased by $2.9 million, or 3 percent, over the prior quarter and was primarily attributable to increased costs from the acquisition. Compensation and employee benefits increased $9.9 million, or 12 percent, from the prior year second quarter and was primarily driven by annual salary increases and increases in staffing levels from current and prior year acquisitions.

Other expenses of $24.4 million decreased $1.0 million, or 4 percent, from the prior quarter and increased $1.8 million, or 8 percent, from the prior year second quarter. Acquisition-related expense was $3.2 million in the current quarter compared to $587 thousand in the prior quarter and $1.8 million in the prior year second quarter. The current quarter other expenses included $1.6 million of gain from the sale of a former branch facility compared to a $1.2 million gain in the prior quarter and a $2.0 million gain in the prior year second quarter.

Federal and State Income Tax Expense
Tax expense during the second quarter of 2025 was $12.4 million, an increase of $3.5 million, or 39 percent, compared to the prior quarter and an increase of $2.9 million, or 30 percent, from the prior year second quarter. The effective tax rate in the current quarter was 19.0 percent compared to 14.0 percent in the prior quarter and 17.5 percent in the prior year second quarter. The higher tax expense and higher effective tax rate in the current quarter compared to the prior quarter was the result of a combination of lower federal income tax credits and an increase in income before income tax expense in the current quarter.

Efficiency Ratio
The efficiency ratio was 62.08 percent in the current quarter compared to 65.49 percent in the prior quarter and 67.97 percent in the prior year second quarter. The decrease from the prior quarter and the prior year second quarter was principally driven by the increase in net interest income which outpaced the increase in non-interest expense.

Operating Results for Six Months Ended June 30, 2025
Compared to June 30, 2024

Income Summary

	Six Months ended
(Dollars in thousands)	Jun 30, 2025	Jun 30, 2024	$ Change	% Change
Net interest income
Interest income	$598,040	$553,236	$44,804	8%
Interest expense	200,445	220,278	(19,833)	(9)%
Total net interest income	397,595	332,958	64,637	19%
Non-interest income
Service charges and other fees	39,223	37,985	1,238	3%
Miscellaneous loan fees and charges	9,731	9,183	548	6%
Gain on sale of loans	8,584	8,031	553	7%
Gain on sale of securities	—	4	(4)	(100)%
Other income	8,048	6,990	1,058	15%
Total non-interest income	65,586	62,193	3,393	5%
Total Income	$463,181	$395,151	$68,030	17%
Net interest margin (tax-equivalent)	3.12%	2.64%

Net Interest Income
Net-interest income of $398 million for the first half of 2025 increased $64.6 million, or 19 percent, from the prior year and was primarily driven by increased interest income and decreased interest expense. Interest income of $598 million for the first half of 2025 increased $44.8 million, or 8 percent, from the prior year and was primarily attributable to the increase in the loan portfolio and an increase in loan yields. The loan yield was 5.82 percent during the first half of 2025, an increase of 30 basis points from the prior year first half loan yield of 5.52 percent.

Interest expense of $200 million for the first half of 2025 decreased $19.8 million, or 9 percent, over the same period in the prior year and was primarily the result of lower interest rates on deposits and a decreases in higher cost borrowings. Core deposit cost (including non-interest bearing deposits) was 1.25 percent for the first half of 2025, which was a decrease of 10 basis points over the first half of the prior year core deposit costs of 1.35 percent. The total funding cost (including non-interest bearing deposits) for the first half of 2025 was 1.65 percent, which was a decrease of 17 basis points over the first half of the prior year funding cost of 1.82 percent.

The net interest margin as a percentage of earning assets, on a tax-equivalent basis, during the first half of 2025 was 3.12 percent, a 48 basis points increase from the net interest margin of 2.64 percent for the first half of the prior year. Excluding the 4 basis points from discount accretion, the core net interest margin was 3.08 percent in the first half of the current year compared to 2.60 percent in the prior year first half. The increase in net interest margin from the prior year was primarily driven by increased loan yields and decreased funding costs combined with a shift in earning asset mix to higher yielding loans and a shift in funding liabilities to lower cost deposits.

Non-interest Income
Non-interest income of $65.6 million for the first half of 2025 increased $3.4 million, or 5 percent, over the same period last year. Service charges and other fees of $39.2 million for the first half of 2025 increased $1.2 million, or 3 percent, over the first half of the prior year. Gain on sale of residential loans of $8.6 million for the first half of 2025 increased by $553 thousand, or 7 percent, over the first half of the prior year. Other income of $8.0 million for the first half of 2025 increased $1.1 million over the prior year first half and was primarily due to other income of $1.1 million related to bank owned life insurance proceeds in the current year.

Non-interest Expense Summary

	Six Months ended
(Dollars in thousands)	Jun 30, 2025	Jun 30, 2024	$ Change	% Change
Compensation and employee benefits	$185,798	$170,223	$15,575	9%
Occupancy and equipment	24,852	23,477	1,375	6%
Advertising and promotions	8,538	8,345	193	2%
Data processing	19,021	18,546	475	3%
Other real estate owned and foreclosed assets	89	174	(85)	(49)%
Regulatory assessments and insurance	11,381	13,154	(1,773)	(13)%
Core deposit intangibles amortization	6,894	5,777	1,117	19%
Other expenses	49,864	53,099	(3,235)	(6)%
Total non-interest expense	$306,437	$292,795	$13,642	5%

Total non-interest expense of $306 million for the first half of 2025 increased $13.6 million, or 5 percent, over the same period in the prior year. Compensation and employee benefits expense of $186 million in the first half of 2025 increased $15.6 million, or 9 percent, over the same period in the prior year and was primarily driven by annual salary increases and staffing increases from acquisitions. Regulatory assessment and insurance expense of $11.4 million for the first half of 2025 decreased $1.8 million, or 13 percent, from the prior year first half primarily as a result of adjustments to the FDIC special assessment. Other expenses of $49.9 million for the first half of 2025 decreased $3.2 million, or 6 percent, from the first half of the prior year and was primarily driven by an decrease of $3.7 million of acquisition-related expenses.

Provision for Credit Losses
The provision for credit loss expense was $28.1 million for the first half of 2025, an increase of $16.3 million, or 139 percent, over the same period in the prior year. Included in the current year provision for credit losses was $16.7 million from the acquisition of BOID and included in the prior year was $5.3 million from the acquisition of Wheatland Bank. Net charge-offs for the first half of 2025 were $3.4 million compared to $6.0 million in the first half of 2024.

Federal and State Income Tax Expense
Tax expense of $21.3 million for the first half of 2025 increased $8.1 million, or 61 percent, over the same period in the prior year. The effective tax rate for the first half of 2025 was 16.6 percent compared to 14.6 percent for the same period in the prior year. The increase in tax expense and the increase in the effective tax rate was the primarily the result of an increase in the pre-tax income.

Efficiency Ratio
The efficiency ratio was 63.72 percent for the first half of 2025 compared to 71.17 percent for the same period of 2024. The decrease from the prior year was primarily attributable to the increase in net interest income that outpaced the increase in non-interest expense.

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “expects,” “anticipates,” “will,” “intends,” “plans,” “believes,” “should,” “projects,” “seeks,” “estimates” or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are based on assumptions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results (express or implied) or other expectations in the forward-looking statements, including those made in this news release:

•risks associated with lending and potential adverse changes in the credit quality of the Company’s loan portfolio;
•changes in monetary and fiscal policies, including interest rate policies of the Federal Reserve Board, which could adversely affect the Company’s net interest income and margin, the fair value of its financial instruments, profitability, and stockholders’ equity;
•legislative or regulatory changes, including increased FDIC insurance rates and assessments, changes in the review and regulation of bank mergers, or increased banking and consumer protection regulations, that may adversely affect the Company’s business and strategies;
•risks related to overall economic conditions, including the impact on the economy of an uncertain interest rate environment, inflationary pressures, recently passed legislation and the potential for significant additional changes in economic and trade policies in the current administration;
•risks to the Company’s business and the business of the Company’s customers arising from current or future tariffs or other trade restrictions, labor or supply chain issues, change in labor force, or geopolitical instability, including the wars in Ukraine and the Middle East;
•risks associated with the Company’s ability to negotiate, complete, and successfully integrate pending or future acquisitions;
•costs or difficulties related to the completion and integration of pending or recently completed acquisitions;
•impairment of the goodwill recorded by the Company in connection with acquisitions, which may have an adverse impact on earnings and capital;
•reduction in demand for banking products and services, whether as a result of changes in customer behavior, economic conditions, banking environment, or competition;
•deterioration of the reputation of banks and the financial services industry, which could adversely affect the Company's ability to obtain and maintain customers;
•changes in the competitive landscape, including as may result from new market entrants or further consolidation in the financial services industry, resulting in the creation of larger competitors with greater financial resources;
•risks presented by public stock market volatility, which could adversely affect the market price of the Company’s common stock and the ability to raise additional capital or grow through acquisitions;
•risks associated with dependence on the Chief Executive Officer, the senior management team and the Presidents of Glacier Bank’s divisions;

•material failure, potential interruption or breach in security of the Company’s systems or changes in technology which could expose the Company to cybersecurity risks, fraud, system failures, or direct liabilities;
•risks related to natural disasters, including droughts, fires, floods, earthquakes, pandemics, and other unexpected events;
•success in managing risks involved in any of the foregoing; and
•effects of any reputational damage to the Company resulting from any of the foregoing.
The Company does not undertake any obligation to publicly correct or update any forward-looking statement if it later becomes aware that actual results are likely to differ materially from those expressed in such forward-looking statement.

Conference Call Information
A conference call for investors is scheduled for 11:00 a.m. Eastern Time on Friday, July 25, 2025. Please note that our conference call host no longer offers a general dial-in number. Investors who would like to join the call may now register by following this link to obtain dial-in instructions: https://register-conf.media-server.com/register/BI39099c48cd94493cadee5c8f4fe748e5. To participate via the webcast, log on to: https://edge.media-server.com/mmc/p/zusost57.

About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. (NYSE: GBCI), a member of the Russell 2000® and the S&P MidCap 400® indices, is the parent company for Glacier Bank and its Bank divisions located across its eight state Western U.S. footprint: Altabank (American Fork, UT), Bank of the San Juans (Durango, CO), Citizens Community Bank (Pocatello, ID), Collegiate Peaks Bank (Buena Vista, CO), First Bank of Montana (Lewistown, MT), First Bank of Wyoming (Powell, WY), First Community Bank Utah (Layton, UT), First Security Bank (Bozeman, MT), First Security Bank of Missoula (Missoula, MT), First State Bank (Wheatland, WY), Glacier Bank (Kalispell, MT), Heritage Bank of Nevada (Reno, NV), Mountain West Bank (Coeur d’Alene, ID), The Foothills Bank (Yuma, AZ), Valley Bank (Helena, MT), Western Security Bank (Billings, MT), and Wheatland Bank (Spokane, WA).

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Jun 30, 2024
Assets
Cash on hand and in banks	$375,398	322,253	268,746	271,107
Interest bearing cash deposits	540,109	659,232	579,662	529,672
Cash and cash equivalents	915,507	981,485	848,408	800,779
Debt securities, available-for-sale	4,024,980	4,172,312	4,245,205	4,499,541
Debt securities, held-to-maturity	3,206,133	3,261,575	3,294,847	3,400,403
Total debt securities	7,231,113	7,433,887	7,540,052	7,899,944
Loans held for sale, at fair value	47,738	40,523	33,060	39,745
Loans receivable	18,532,740	17,218,518	17,261,849	16,851,991
Allowance for credit losses	(226,799)	(210,400)	(206,041)	(200,955)
Loans receivable, net	18,305,941	17,008,118	17,055,808	16,651,036
Premises and equipment, net	426,801	411,095	411,968	391,266
Right-of-use assets, net	56,525	54,441	56,252	60,249
Other real estate owned and foreclosed assets	1,879	1,153	1,164	630
Accrued interest receivable	108,286	103,992	99,262	102,279
Deferred tax asset	114,528	122,942	138,955	155,834
Intangibles, net	64,949	47,911	51,182	43,028
Goodwill	1,126,525	1,051,318	1,051,318	1,023,762
Non-marketable equity securities	76,990	88,134	99,669	121,810
Bank-owned life insurance	191,623	191,044	189,849	187,793
Other assets	341,702	322,836	326,040	327,185
Total assets	$29,010,107	27,858,879	27,902,987	27,805,340
Liabilities
Non-interest bearing deposits	$6,593,728	6,100,548	6,136,709	6,093,430
Interest bearing deposits	15,034,774	14,533,502	14,410,285	14,008,329
Securities sold under agreements to repurchase	1,976,228	1,849,070	1,777,475	1,629,504
FHLB advances	1,255,088	1,520,000	1,800,000	2,350,000
Other borrowed funds	62,366	62,216	62,062	64,702
Finance lease liabilities	19,405	20,227	21,279	23,447
Subordinated debentures	157,127	133,145	133,105	133,024
Accrued interest payable	27,973	30,231	33,626	31,000
Operating lease liabilities	42,274	39,244	39,902	41,421
Other liabilities	303,756	283,088	264,690	293,038
Total liabilities	25,472,719	24,571,271	24,679,133	24,667,895
Commitments and Contingent Liabilities	—	—	—	—
Stockholders’ Equity
Preferred shares, $0.01 par value per share, 1,000,000 shares authorized, none issued or outstanding	—	—	—	—
Common stock, $0.01 par value per share, 234,000,000 shares authorized	1,186	1,135	1,134	1,134
Paid-in capital	2,661,018	2,449,311	2,448,758	2,445,479
Retained earnings - substantially restricted	1,113,839	1,100,273	1,083,258	1,045,483
Accumulated other comprehensive loss	(238,655)	(263,111)	(309,296)	(354,651)
Total stockholders’ equity	3,537,388	3,287,608	3,223,854	3,137,445
Total liabilities and stockholders’ equity	$29,010,107	27,858,879	27,902,987	27,805,340

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three Months ended			Six Months ended
(Dollars in thousands)	Jun 30, 2025	Mar 31, 2025	Jun 30, 2024	Jun 30, 2025	Jun 30, 2024
Interest Income
Investment securities	$44,148	45,646	42,165	89,794	98,383
Residential real estate loans	25,361	24,275	21,754	49,636	42,518
Commercial loans	214,816	197,388	188,326	412,204	369,798
Consumer and other loans	23,790	22,616	21,589	46,406	42,537
Total interest income	308,115	289,925	273,834	598,040	553,236
Interest Expense
Deposits	65,569	62,865	67,852	128,434	135,048
Securities sold under agreements to repurchase	14,109	13,733	13,566	27,842	26,164
Federal Home Loan Bank advances	17,806	20,719	24,179	38,525	28,428
FRB Bank Term Funding	—	—	—	—	27,097
Other borrowed funds	400	402	353	802	697
Subordinated debentures	2,615	2,227	1,406	4,842	2,844
Total interest expense	100,499	99,946	107,356	200,445	220,278
Net Interest Income	207,616	189,979	166,478	397,595	332,958
Provision for credit losses	20,267	7,814	3,518	28,081	11,767
Net interest income after provision for credit losses	187,349	182,165	162,960	369,514	321,191
Non-Interest Income
Service charges and other fees	20,405	18,818	19,422	39,223	37,985
Miscellaneous loan fees and charges	5,067	4,664	4,821	9,731	9,183
Gain on sale of loans	4,273	4,311	4,669	8,584	8,031
(Loss) gain on sale of securities	—	—	(12)	—	4
Other income	3,199	4,849	3,304	8,048	6,990
Total non-interest income	32,944	32,642	32,204	65,586	62,193
Non-Interest Expense
Compensation and employee benefits	94,355	91,443	84,434	185,798	170,223
Occupancy and equipment	12,558	12,294	11,594	24,852	23,477
Advertising and promotions	4,394	4,144	4,362	8,538	8,345
Data processing	9,883	9,138	9,387	19,021	18,546
Other real estate owned and foreclosed assets	26	63	149	89	174
Regulatory assessments and insurance	5,847	5,534	5,393	11,381	13,154
Intangibles amortization	3,624	3,270	3,017	6,894	5,777
Other expenses	24,432	25,432	22,616	49,864	53,099
Total non-interest expense	155,119	151,318	140,952	306,437	292,795
Income Before Income Taxes	65,174	63,489	54,212	128,663	90,589
Federal and state income tax expense	12,393	8,921	9,504	21,314	13,254
Net Income	$52,781	54,568	44,708	107,349	77,335

Glacier Bancorp, Inc.
Average Balance Sheets

	Three Months ended
	June 30, 2025			March 31, 2025
(Dollars in thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Assets
Residential real estate loans	$1,940,514	$25,361	5.23%	$1,885,497	$24,275	5.15%
Commercial loans [1]	14,884,885	216,385	5.83%	14,091,210	198,921	5.73%
Consumer and other loans	1,336,030	23,790	7.14%	1,302,687	22,616	7.04%
Total loans [2]	18,161,429	265,536	5.86%	17,279,394	245,812	5.77%
Tax-exempt debt securities [3]	1,594,895	13,999	3.51%	1,604,851	13,936	3.47%
Taxable debt securities [4,5]	6,645,312	32,045	1.93%	6,946,562	33,598	1.93%
Total earning assets	26,401,636	311,580	4.73%	25,830,807	293,346	4.61%
Goodwill and intangibles	1,153,466			1,100,801
Non-earning assets	918,007			847,855
Total assets	$28,473,109			$27,779,463
Liabilities
Non-interest bearing deposits	$6,256,245	$—	—%	$5,989,490	$—	—%
NOW and DDA accounts	5,674,990	16,045	1.13%	5,525,976	15,065	1.11%
Savings accounts	2,904,389	5,402	0.75%	2,861,675	5,159	0.73%
Money market deposit accounts	3,000,487	15,389	2.06%	2,849,470	13,526	1.93%
Certificate accounts	3,211,418	28,667	3.58%	3,152,198	29,075	3.74%
Total core deposits	21,047,529	65,503	1.25%	20,378,809	62,825	1.25%
Wholesale deposits [6]	5,618	66	4.67%	3,600	40	4.53%
Repurchase agreements	1,898,841	14,109	2.98%	1,842,773	13,733	3.02%
FHLB advances	1,494,781	17,806	4.71%	1,744,000	20,719	4.75%
Subordinated debentures and other borrowed funds	231,902	3,015	5.21%	216,073	2,629	4.94%
Total funding liabilities	24,678,671	100,499	1.63%	24,185,255	99,946	1.68%
Other liabilities	338,289			326,764
Total liabilities	25,016,960			24,512,019
Stockholders’ Equity
Stockholders’ equity	3,456,149			3,267,444
Total liabilities and stockholders’ equity	$28,473,109			$27,779,463
Net interest income (tax-equivalent)		$211,081			$193,400
Net interest spread (tax-equivalent)			3.10%			2.93%
Net interest margin (tax-equivalent)			3.21%			3.04%
______________________________
1 Includes tax effect of $1.6 million and $1.5 million on tax-exempt municipal loan and lease income for the three months ended June 30, 2025 and March 31, 2025, respectively.
2 Total loans are gross of the allowance for credit losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.
3 Includes tax effect of $1.7 million and $1.7 million on tax-exempt debt securities income for the three months ended June 30, 2025 and March 31, 2025, respectively.
4     Includes interest income of $4.8 million and $6.1 million on average interest-bearing cash balances of $433.7 million and $559.5 million for the three months ended June 30, 2025 and March 31, 2025, respectively.
5 Includes tax effect of $151 thousand and $150 thousand on federal income tax credits for the three months ended June 30, 2025 and March 31, 2025, respectively.
6 Wholesale deposits include brokered deposits classified as NOW, DDA, money market deposit and certificate accounts with contractual maturities.

Glacier Bancorp, Inc.
Average Balance Sheets (continued)

	Three Months ended
	June 30, 2025			June 30, 2024
(Dollars in thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Assets
Residential real estate loans	$1,940,514	$25,361	5.23%	$1,796,787	$21,754	4.84%
Commercial loans [1]	14,884,885	216,385	5.83%	13,740,455	189,939	5.56%
Consumer and other loans	1,336,030	23,790	7.14%	1,290,587	21,589	6.73%
Total loans [2]	18,161,429	265,536	5.86%	16,827,829	233,282	5.58%
Tax-exempt debt securities [3]	1,594,895	13,999	3.51%	1,707,269	15,111	3.54%
Taxable debt securities [4,5]	6,645,312	32,045	1.93%	7,042,885	29,461	1.67%
Total earning assets	26,401,636	311,580	4.73%	25,577,983	277,854	4.37%
Goodwill and intangibles	1,153,466			1,068,250
Non-earning assets	918,007			754,491
Total assets	$28,473,109			$27,400,724
Liabilities
Non-interest bearing deposits	$6,256,245	$—	—%	$6,026,709	$—	—%
NOW and DDA accounts	5,674,990	16,045	1.13%	5,221,883	15,728	1.21%
Savings accounts	2,904,389	5,402	0.75%	2,914,538	6,014	0.83%
Money market deposit accounts	3,000,487	15,389	2.06%	2,904,438	14,467	2.00%
Certificate accounts	3,211,418	28,667	3.58%	3,037,638	31,593	4.18%
Total core deposits	21,047,529	65,503	1.25%	20,105,206	67,802	1.36%
Wholesale deposits [6]	5,618	66	4.67%	3,726	50	5.50%
Repurchase agreements	1,898,841	14,109	2.98%	1,597,887	13,566	3.41%
FHLB advances	1,494,781	17,806	4.71%	2,007,747	24,179	4.76%
Subordinated debentures and other borrowed funds	231,902	3,015	5.21%	224,778	1,759	3.15%
Total funding liabilities	24,678,671	100,499	1.63%	23,939,344	107,356	1.80%
Other liabilities	338,289			344,105
Total liabilities	25,016,960			24,283,449
Stockholders’ Equity
Stockholders’ equity	3,456,149			3,117,275
Total liabilities and stockholders’ equity	$28,473,109			$27,400,724
Net interest income (tax-equivalent)		$211,081			$170,498
Net interest spread (tax-equivalent)			3.10%			2.57%
Net interest margin (tax-equivalent)			3.21%			2.68%
______________________________
1 Includes tax effect of $1.6 million and $1.6 million on tax-exempt municipal loan and lease income for the three months ended June 30, 2025 and 2024, respectively.
2 Total loans are gross of the allowance for credit losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.
3 Includes tax effect of $1.7 million and $2.2 million on tax-exempt debt securities income for the three months ended June 30, 2025 and 2024, respectively.
4     Includes interest income of $4.8 million and $1.9 million on average interest-bearing cash balances of $433.7 million and $143.0 million for the three months ended June 30, 2025 and 2024, respectively.
5 Includes tax effect of $151 thousand and $211 thousand on federal income tax credits for the three months ended June 30, 2025 and 2024, respectively.
6 Wholesale deposits include brokered deposits classified as NOW, DDA, money market deposit and certificate accounts with contractual maturities.

Glacier Bancorp, Inc.
Average Balance Sheets (continued)

	Six Months ended
	June 30, 2025			June 30, 2024
(Dollars in thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Assets
Residential real estate loans	$1,913,157	$49,636	5.19%	$1,771,985	$42,518	4.80%
Commercial loans [1]	14,490,240	415,306	5.78%	13,626,941	372,984	5.50%
Consumer and other loans	1,319,451	46,406	7.09%	1,286,988	42,537	6.65%
Total loans [2]	17,722,848	511,348	5.82%	16,685,914	458,039	5.52%
Tax-exempt debt securities [3]	1,599,845	27,935	3.49%	1,713,819	30,268	3.53%
Taxable debt securities [4,5]	6,795,105	65,643	1.93%	7,609,930	72,938	1.92%
Total earning assets	26,117,798	604,926	4.67%	26,009,663	561,245	4.34%
Goodwill and intangibles	1,127,279			1,060,102
Non-earning assets	883,125			683,020
Total assets	$28,128,202			$27,752,785
Liabilities
Non-interest bearing deposits	$6,123,604	$—	—%	$5,996,627	$—	—%
NOW and DDA accounts	5,600,895	31,110	1.12%	5,248,793	31,646	1.21%
Savings accounts	2,883,150	10,561	0.74%	2,907,594	11,669	0.81%
Money market deposit accounts	2,925,396	28,915	1.99%	2,926,366	28,860	1.98%
Certificate accounts	3,181,971	57,742	3.66%	3,019,176	62,768	4.18%
Total core deposits	20,715,016	128,328	1.25%	20,098,556	134,943	1.35%
Wholesale deposits [6]	4,615	106	4.62%	3,846	105	5.50%
Repurchase agreements	1,870,962	27,842	3.00%	1,555,642	26,164	3.38%
FHLB advances	1,618,702	38,525	4.73%	1,179,251	28,428	4.77%
FRB Bank Term Funding	—	—	—%	1,241,538	27,097	4.39%
Subordinated debentures and other borrowed funds	224,031	5,644	5.08%	221,525	3,541	3.21%
Total funding liabilities	24,433,326	200,445	1.65%	24,300,358	220,278	1.82%
Other liabilities	332,558			350,329
Total liabilities	24,765,884			24,650,687
Stockholders’ Equity
Stockholders’ equity	3,362,318			3,102,098
Total liabilities and stockholders’ equity	$28,128,202			$27,752,785
Net interest income (tax-equivalent)		$404,481			$340,967
Net interest spread (tax-equivalent)			3.02%			2.52%
Net interest margin (tax-equivalent)			3.12%			2.64%
______________________________
1 Includes tax effect of $3.1 million and $3.2 million on tax-exempt municipal loan and lease income for the Six Months ended June 30, 2025 and 2024, respectively.
2 Total loans are gross of the allowance for credit losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.
3 Includes tax effect of $3.5 million and $4.4 million on tax-exempt debt securities income for the Six Months ended June 30, 2025 and 2024, respectively.
4     Includes interest income of $11.0 million and $17.2 million on average interest-bearing cash balances of $496.2 million and $631.7 million for the Six Months ended June 30, 2025 and 2024, respectively.
5 Includes tax effect of $301 thousand and $426 thousand on federal income tax credits for the Six Months ended June 30, 2025 and 2024, respectively.
6 Wholesale deposits include brokered deposits classified as NOW, DDA, money market deposit and certificate accounts with contractual maturities.

Glacier Bancorp, Inc.
Loan Portfolio by Regulatory Classification

	Loans Receivable, by Loan Type			% Change from
(Dollars in thousands)	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Mar 31, 2025	Dec 31, 2024
Custom and owner occupied construction	$254,790	$233,584	$242,844	9%	5%
Pre-sold and spec construction	208,106	200,921	191,926	4%	8%
Total residential construction	462,896	434,505	434,770	7%	6%
Land development	176,925	177,448	197,369	—%	(10)%
Consumer land or lots	229,823	197,553	187,024	16%	23%
Unimproved land	127,550	115,528	113,532	10%	12%
Developed lots for operative builders	73,053	64,782	61,661	13%	18%
Commercial lots	175,929	95,574	99,243	84%	77%
Other construction	753,056	714,151	693,461	5%	9%
Total land, lot, and other construction	1,536,336	1,365,036	1,352,290	13%	14%
Owner occupied	3,529,536	3,182,589	3,197,138	11%	10%
Non-owner occupied	4,283,986	4,054,107	4,053,996	6%	6%
Total commercial real estate	7,813,522	7,236,696	7,251,134	8%	8%
Commercial and industrial	1,545,498	1,392,365	1,395,997	11%	11%
Agriculture	1,167,611	1,016,081	1,024,520	15%	14%
First lien	2,590,433	2,499,494	2,481,918	4%	4%
Junior lien	80,170	85,343	76,303	(6)%	5%
Total 1-4 family	2,670,603	2,584,837	2,558,221	3%	4%
Multifamily residential	975,785	874,071	895,242	12%	9%
Home equity lines of credit	1,048,595	989,043	1,005,783	6%	4%
Other consumer	197,744	188,388	209,457	5%	(6)%
Total consumer	1,246,339	1,177,431	1,215,240	6%	3%
States and political subdivisions	973,145	1,001,058	983,601	(3)%	(1)%
Other	188,743	176,961	183,894	7%	3%
Total loans receivable, including loans held for sale	18,580,478	17,259,041	17,294,909	8%	7%
Less loans held for sale [1]	(47,738)	(40,523)	(33,060)	18%	44%
Total loans receivable	$18,532,740	$17,218,518	$17,261,849	8%	7%
______________________________
1 Loans held for sale are primarily first lien 1-4 family loans.

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification

	Non-performing Assets, by Loan Type				Non- Accrual Loans	Accruing Loans 90 Days or More Past Due	Other real estate owned and foreclosed assets
(Dollars in thousands)	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Jun 30, 2024	Jun 30, 2025	Jun 30, 2025	Jun 30, 2025
Custom and owner occupied construction	$235	194	198	206	189	46	—
Pre-sold and spec construction	2,806	2,896	2,132	2,908	2,043	763	—
Total residential construction	3,041	3,090	2,330	3,114	2,232	809	—
Land development	885	935	966	—	875	10	—
Consumer land or lots	460	173	78	429	164	296	—
Developed lots for operative builders	531	531	531	608	—	531	—
Commercial lots	47	47	47	47	—	47	—
Other construction	—	—	—	25	—	—	—
Total land, lot and other construction	1,923	1,686	1,622	1,109	1,039	884	—
Owner occupied	4,412	3,601	2,979	1,992	4,407	5	—
Non-owner occupied	1,206	2,235	2,235	257	—	—	1,206
Total commercial real estate	5,618	5,836	5,214	2,249	4,407	5	1,206
Commercial and Industrial	14,764	12,367	2,069	2,044	13,452	1,243	69
Agriculture	6,603	2,382	2,335	2,442	2,141	4,462	—
First lien	10,549	8,752	9,053	2,923	7,856	2,162	531
Junior lien	533	296	315	492	293	240	—
Total 1-4 family	11,082	9,048	9,368	3,415	8,149	2,402	531
Multifamily residential	398	400	389	385	398	—	—
Home equity lines of credit	4,016	3,479	3,465	2,145	2,834	1,182	—
Other consumer	921	1,003	955	1,089	704	144	73
Total consumer	4,937	4,482	4,420	3,234	3,538	1,326	73
Other	240	47	39	16	—	240	—
Total	$48,606	39,338	27,786	18,008	35,356	11,371	1,879

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification (continued)

	Accruing 30-89 Days Delinquent Loans, by Loan Type				% Change from
(Dollars in thousands)	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Jun 30, 2024	Mar 31, 2025	Dec 31, 2024	Jun 30, 2024
Custom and owner occupied construction	$385	$786	$969	$1,323	(51)%	(60)%	(71)%
Pre-sold and spec construction	—	—	564	816	n/m	(100)%	(100)%
Total residential construction	385	786	1,533	2,139	(51)%	(75)%	(82)%
Land development	170	—	1,450	—	n/m	(88)%	n/m
Consumer land or lots	1,210	1,026	402	411	18%	201%	194%
Unimproved land	75	32	36	158	134%	108%	(53)%
Developed lots for operative builders	—	—	214	—	n/m	(100)%	n/m
Commercial lots	—	189	—	21	(100)%	n/m	(100)%
Other construction	7,840	—	—	—	n/m	n/m	n/m
Total land, lot and other construction	9,295	1,247	2,102	590	645%	342%	1,475%
Owner occupied	3,903	3,786	2,867	4,326	3%	36%	(10)%
Non-owner occupied	13,806	346	5,037	8,119	3,890%	174%	70%
Total commercial real estate	17,709	4,132	7,904	12,445	329%	124%	42%
Commercial and industrial	6,711	5,358	6,194	17,591	25%	8%	(62)%
Agriculture	8,243	5,731	744	5,288	44%	1,008%	56%
First lien	3,583	14,826	6,326	2,637	(76)%	(43)%	36%
Junior lien	—	1,023	214	17	(100)%	(100)%	(100)%
Total 1-4 family	3,583	15,849	6,540	2,654	(77)%	(45)%	35%
Home equity lines of credit	5,482	6,993	3,731	5,432	(22)%	47%	1%
Other consumer	1,615	1,824	1,775	2,192	(11)%	(9)%	(26)%
Total consumer	7,097	8,817	5,506	7,624	(20)%	29%	(7)%
States and political subdivisions	—	3,220	—	—	(100)%	n/m	n/m
Other	1,380	1,318	1,705	1,347	5%	(19)%	2%
Total	$54,403	$46,458	$32,228	$49,678	17%	69%	10%
______________________________
n/m - not measurable

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification (continued)

	Net Charge-Offs (Recoveries), Year-to-Date Period Ending, By Loan Type				Charge-Offs	Recoveries
(Dollars in thousands)	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	Jun 30, 2024	Jun 30, 2025	Jun 30, 2025
Pre-sold and spec construction	$50	—	(4)	(4)	51	1
Land development	(341)	(341)	1,095	(1)	—	341
Consumer land or lots	(3)	(3)	(22)	(22)	—	3
Unimproved land	—	—	1,338	5	—	—
Commercial lots	—	—	319	319	—	—
Total land, lot and other construction	(344)	(344)	2,730	301	—	344
Owner occupied	(1)	(1)	(73)	(73)	—	1
Non-owner occupied	(8)	(6)	2	(2)	—	8
Total commercial real estate	(9)	(7)	(71)	(75)	—	9
Commercial and industrial	26	92	1,422	644	827	801
Agriculture	(109)	(1)	64	68	—	109
First lien	(79)	(69)	32	(22)	1	80
Junior lien	(137)	(5)	(65)	(55)	—	137
Total 1-4 family	(216)	(74)	(33)	(77)	1	217
Home equity lines of credit	(20)	(20)	69	1	10	30
Other consumer	656	276	1,078	493	789	133
Total consumer	636	256	1,147	494	799	163
Other	3,406	1,873	8,643	4,611	5,558	2,152
Total	$3,440	1,795	13,898	5,962	7,236	3,796

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